Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Reports Unaudited Results for the Year Ended December 31, 2005

➢	Reports net income for 2005 of $114.6 million, $0.92 per common share (basic) and $0.90 per common share (diluted)

➢	Net income includes one-time expenses of $8.5 million for a possible settlement with the SEC, $74.25 million for a possible settlement of the class action lawsuit, and $6.0 million in legal, accounting and consulting fees related to the Audit Committee’s internal review and related legal issues (“the one-time expenses”) and a $73.4 million non-cash net loss on the valuation of derivatives

➢	Reports increase in loans of $3.0 billion or 31%

➢	Makes progress in fulfilling requirements of Cease & Desist Order related to the mortgage-related transactions
San Juan, Puerto Rico, February 1, 2007 — First BanCorp (NYSE: FBP) (the “Corporation”) today reported unaudited financial position and results of operations for the year ended December 31, 2005.
For the year ended December 31, 2005, First BanCorp reported net income of $114.6 million, or $0.92 per common share (basic) and $0.90 per common share (diluted). The net income in 2004 was $177.3 million, or $1.70 per common share (basic) and $1.65 per common share (diluted). The 2005 figures include one-time expenses of $8.5 million for a possible settlement with the SEC, $74.25 million for a possible settlement of the pending class action lawsuit, and $6.0 million in legal, accounting and consulting fees related to the Audit Committee’s internal review and related legal issues. In addition, the 2005 results include a non-cash charge of $73.4 million resulting from the changes in the value of derivatives. The change in the fair value of derivatives in 2004 was a non-cash gain of $14.3 million.
“This is a significant day for First BanCorp and its shareholders”, said Luis M. Beauchamp, President and Chief Executive Officer of First BanCorp. “As we move towards the filing of the

2005 10-K, First BanCorp has a strong financial foundation, a growing presence in both established and new markets, and a strategic plan to drive future growth in all businesses. We are steadfast in our commitment to be a leading financial services organization for the benefit of our shareholders.”
Net interest income in 2005 increased to $432.3 million from $397.5 million in 2004. During 2005, net interest income was negatively impacted by the non-cash changes in the fair value of derivative instruments, mainly interest rate swaps that hedge brokered deposits (“brokered CDs”). Excluding the valuation of the derivatives, net interest income would have been $505.7 million and $383.2 million for 2005 and 2004, respectively, an increase of $122.5 million or 32%. The increase in net interest income for the year 2005 was mainly driven by the increase in the average volume of earning assets of $4.3 billion attributable primarily to the growth in the Corporation’s loan and investment portfolios, especially commercial loan and residential real estate loan portfolios and government agency securities.
The exclusion of unrealized changes in the fair value of derivative instruments (mainly changes in the fair value of interest rate swaps) from the analysis of net interest income provides meaningful information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of the derivative instruments have no effect on interest earned or interest due on interest-earning assets or interest-bearing liabilities, respectively, or on interest payments exchanged with swap counterparties. In addition, since the Corporation intends to hold the interest rate swaps until they mature because, economically, the interest rate swaps are satisfying their intended results, the unrealized changes in fair value will reverse over the remaining lives of the swaps. Finally, First BanCorp previously announced that, on April 3, 2006, it adopted the long-haul method of effectiveness testing under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), for substantially all of the interest rate swaps that hedge the brokered CDs and medium-term notes issued by its main subsidiary, FirstBank. After that date, changes in the value of FirstBank’s brokered CDs and medium-term notes should substantially offset the changes in the value of the interest rate swaps. Management does not expect additional significant non-cash losses other than those previously reported as having been recognized through March 31, 2006, as a result of the misapplication of the short-cut method.

The provision for loan losses totaled $50.6 million or 112% of net charge-offs for 2005, compared with $52.8 million or 138% of net charge-offs for 2004. Net charge-offs amounted to $45.0 million for 2005 and $38.1 million for 2004. Net charge-offs to average loans outstanding during the period were 0.39% as compared to 0.48% in 2004. The increase of $6.9 million in net charge-offs in the year 2005, compared with the previous year, was mainly composed of $5 million of higher charge-offs in consumer loans, primarily auto loans, due to higher delinquencies during 2005. Auto loans are collateralized by the underlying automobile units. Commercial loans that were charged-off amounted to $8.6 million for 2005, an increase of $2.4 million when compared to $6.2 million in 2004. Recoveries made from previously written-off accounts were $6.9 million in 2005 compared to $5.9 million in 2004. The decrease in the provision in 2005 is primarily attributable to the seasoning of the corporate commercial loans portfolio and to a decrease in the specific reserve allocated to a commercial loan based on new facts that satisfied the Corporation as to the ultimate recoverability of the loan. The Corporation has not incurred significant losses as a percentage of its commercial loans receivable since it started emphasizing the corporate commercial lending activities in the late 1990s; therefore, the provision for inherent losses in this portfolio has decreased. The provision for 2005 is mainly attributable to the consumer loans portfolio and to a lesser extent to the construction loans portfolio; which increased significantly in 2005 from loans disbursed by the Corporation’s loan agency in Coral Gables, Florida. The commercial loans portfolio includes the secured loans to local financial institutions; these institutions have always paid the loans in accordance with the established terms and conditions. Further, these commercial loans are mainly secured by residential real estate collateral. Due to the historical trend of increasing home values, losses in the residential mortgage portfolio have been minimal; therefore, reserves allocated to the secured loans to local financial institutions and to the Corporation’s residential real estate portfolios are not significant.
The allowance for loan losses at December 31, 2005 totaled $148.0 million as compared to $141.0 million at December 31, 2004. Though non-accruing loans increased $42.7 million during 2005, $23.2 million of such increase represented residential real estate loans for which historical losses have been minimal and as such reserves allocated to this portfolio are not significant.
Non-interest income for 2005 increased by $3.5 million over 2004, mainly attributable to net gains realized in 2005 from the sale of investments. The net gains on investments amounted to $12.3 million and $9.5 million, for 2005 and 2004, respectively.

Non-interest expenses increased to $315.1 million in 2005 up from $180.5 million in 2004, an increase of $134.6 million. Salaries and benefits increased to $102.1 million in 2005 as compared to $82.4 million in 2004, which, in addition to an increase in average salary and employee benefits, was mainly attributable to an increase in headcount from approximately 2,300 persons at December 31, 2004 to approximately 2,700 at December 31, 2005. This increased headcount was primarily due to growth in operations and the acquisition of Unibank in March 2005, which was subsequently rebranded FirstBank Florida. In addition, non-interest expenses in 2005 include $88.8 million of one-time expenses as mentioned before.
Total provision for income tax amounted to $15.0 million (or 12% of pre-tax earnings) for 2005 as compared to $46.5 million (or 21% of pre-tax earnings) in 2004. The current provision for income taxes amounted to $75.2 million, compared to $53.0 million in 2004. The increase in the current provision for 2005 was attributable to significant increases in the Corporation’s taxable income generated from the loan portfolios. The change in the proportion of exempt and taxable income resulted in a higher effective tax rate. In addition, the current provision was impacted by the Puerto Rico transitory surtax of 2.5% over net taxable income which resulted in an additional income tax provision of $3.6 million. The total provision for income tax was also affected by a deferred tax benefit of $60.2 million in 2005 and $6.5 million in 2004. These deferred tax benefits are mainly attributable to changes in the allowance for loan losses, losses resulting from the valuation of derivative instruments and in 2005, the deferred tax asset recorded in connection with the accrual relating to the class action lawsuit.
Total assets at December 31, 2005 and 2004 were $19.9 billion and $15.6 billion, respectively. The growth was mainly driven by increases in the Corporation’s loan and investment portfolios. Net loans increased 31% to $12.5 billion, when compared to the previous year, resulting from strong commercial loan originations in Puerto Rico, increases in construction loans disbursed by the Corporation’s Florida loan agency, residential mortgages and consumer loans originations and the acquisition of FirstBank Florida, which loan portfolio is mainly composed of residential and commercial mortgages. The increases were partially offset by decreases in secured loans to local financial institutions. Total investment increased by approximately $1 billion from 2004, mainly attributable to purchases of government agencies and mortgage-backed securities during 2005 when compared to 2004.

Total deposits are composed of branch-based deposits, brokered CDs and, to a lesser extent, institutional deposits. Institutional deposits include, among others, certificates issued to agencies of the Government of Puerto Rico and to Government agencies in the Virgin Islands. Deposits at December 31, 2005 and 2004 were $12.5 billion and $7.9 billion, respectively; the increase is mainly attributable to issuances of brokered CDs which were mainly used to fund loan originations and to replace advances from the Federal Home Loan Bank as these matured.
The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB, notes payable and other borrowings, such as trust preferred securities, as additional funding sources. At December 31, 2005, these borrowings totaled $5.8 billion as compared to $6.3 billion at December 31, 2004, respectively.
The Corporation’s stockholders’ equity amounted to $1,198 million and $1,204 million at December 31, 2005 and 2004, respectively. Total stockholders’ equity decreased by $6.0 million mainly due to cash dividends of $62.9 million and a negative non-cash valuation of securities available-for-sale of $59.3 million offset by earnings of $114.6 million and the issuance of common stock through the exercise of stock options with proceeds of $2.0 million.
First BanCorp and its banking subsidiaries were “well-capitalized” for bank regulatory purposes as of December 31, 2005.
One-time Increases to Operating Expenses
Following the previously announced internal review by the Corporation’s Audit Committee, the Corporation and certain of its officers and directors and former officers and directors were named as defendants in separate class action lawsuits filed late in 2005. These securities class actions were later consolidated. First BanCorp has since been engaged in discussions with the lead plaintiff for a possible settlement of the class action and has accrued $74.25 million in its consolidated financial statements for the year ended December 31, 2005 in connection with a potential settlement. There can be no assurance that the amount accrued will be sufficient and the Corporation cannot predict at this time the timing or final terms of any settlement.
First BanCorp has also been engaged in discussions with the staff of the SEC regarding a possible resolution of its investigation relating to the matters that resulted in the Corporation’s restatement of its financial statements, and has accrued $8.5 million in its consolidated financial statements for the year ended December 31, 2005 in connection with a potential settlement of the SEC Staff’s investigation of the Corporation. Any settlement is subject to the approval of the SEC. There can be no assurance that the Corporation’s efforts to resolve the SEC’s investigation with respect to the Corporation will be successful, or that the amount accrued will be sufficient, and the Corporation cannot predict at this time the timing or final terms of any settlement.
Professional fees increased by 221% to $13.4 million in 2005 as compared to $4.2 million in 2004. The increase was primarily due to one-time expenses of approximately $6.0 million of legal, accounting and consulting fees associated with the internal review conducted by the Corporation’s Audit Committee, the 2004 restatement process and other related legal proceedings.
Refer to enclosed Exhibits of Results For The Years Ended December 31, 2005 for relevant financial information.
Key Developments in 2005 and 2006
Progress in Fulfilling Regulatory Requirements: First BanCorp has made significant progress in fulfilling the requirements of the previously-announced Cease and Desist Order dated March 16, 2006 entered into with the Federal Reserve Bank, the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico relating to mortgage-related transactions with Doral Financial Corporation (“Doral”) and R&G Financial Corporation (“R&G”). The Consent Orders required First BanCorp and FirstBank to take various actions, including engaging an independent consultant to review mortgage portfolios, documenting the loans with Doral and R&G resulting from the need to classify the mortgage-related transactions as secured commercial loans, submitting capital and liquidity contingency plans, providing notice prior to the incurring of additional debt or the restructuring or repurchasing of debt, obtaining approval prior to purchasing or redeeming stock, filing corrected regulatory reports upon completion of the restatement of financial statements, and obtaining regulatory approval prior to paying dividends after those payable in March 2006.
Reduction of Loans Extended to Other Financial Institutions: As previously announced in 2006, First BanCorp has worked with both Doral and R&G to reduce and ultimately eliminate the balance of the commercial loans resulting from First BanCorp’s previously announced revised classification of mortgage-related transactions with those financial institutions as secured commercial loans from the

Corporation’s balance sheet. In May 2006, FirstBank Puerto Rico received a cash payment from Doral Financial Corporation of approximately $2.4 billion, substantially reducing the balance of the secured commercial loan to that institution. In the fourth quarter of 2005, R&G made a partial payment of $137 million. First BanCorp continues to hold discussions with both institutions to further reduce the remaining balances. First BanCorp no longer makes bulk purchases of mortgages in the secondary market and in the future the mortgage portfolio will be built primarily internally.
Enhanced Governance and Controls: First BanCorp has undertaken a number of procedures and instituted a number of controls to help ensure the proper collection, evaluation and disclosure of the information to be included in the Corporation’s SEC reports and continues to implement additional tools and procedures to address identified material weaknesses in its disclosure controls and procedures. Key initiatives instituted by management and the Board of Directors have included changes in management and the composition of the Board, a full corporate governance review, the implementation of an enhanced risk management program and ethics training for directors and employees.
“We are working diligently to return to normal financial reporting after completion of our 2006 financial statements and the quarterly reports,” said Fernando Scherrer, Chief Financial Officer of First BanCorp.
Strategic Initiatives
First BanCorp undertook a series of strategic initiatives in 2005 and 2006 throughout the organization to generate growth and improve financial performance. Central to the strategy was positioning FirstBank as an integrated “one stop shop” for individuals, small and medium-size businesses and larger corporate customers, providing multiple products including checking accounts, CDs, mortgages, construction loans, small business lines of credit, insurance, and auto and truck leasing and rental. FirstBank’s long-term growth strategy also includes expanding its geographic presence, building upon its strong presence in Puerto Rico and on its existing branch network in the U.S. and British Virgin Islands. FirstBanCorp continues to actively assess opportunities to enter markets elsewhere in the Caribbean and the U.S., which was initiated with the acquisition of Unibank.
“The past year has clearly been difficult at First BanCorp, but we continue to take the right steps to protect and enhance long-term shareholder value,” said Mr. Beauchamp. “While we strongly believe that our promising growth opportunities create a bright future for First BanCorp, we are also acutely aware of the existing challenges. A slowing Puerto Rican economy, flat to inverted yield curve and tax increases pose challenges on the Island. We remain responsive to these hurdles by continually refining our deep commitment to customer service and quality as well as reviewing our long-term strategy.”
2005 and 2006 Financial Reporting
The Corporation expects to file its 2005 Annual Report on Form 10-K in February 2007. The Corporation has not yet filed with the SEC an amended quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 or quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006. The Corporation expects to file these reports or the financial information required by these reports as soon as practicable after the filing of its annual report on Form 10-K for year ended December 31, 2006.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.

Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995.
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to continue to justify the continued listing of its securities for trading on the NYSE, the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from such repayment by Doral and R&G Financial, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, the ability of the Corporation to resolve the pending class action lawsuit and the pending SEC investigation, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
# # #

Exhibits of Results For The Year Ended December 31, 2005
Table 1
SELECTED FINANCIAL DATA
(Dollars in thousands except for per share and financial ratios results)

	2005	2004	2003
Condensed Income Statements: Year ended
Total interest income	$1,067,590	$690,334	$549,466
Total interest expense	635,271	292,853	297,528
Net interest income	432,319	397,481	251,938
Provision for loan losses	50,644	52,800	55,915
Other income	63,077	59,624	106,798
Other operating expenses	315,132	180,480	164,630
Income before income tax provision and cumulative effect of accounting change	129,620	223,825	138,191
Provision for income tax	15,016	46,500	18,297
Net income	114,604	177,325	119,894
Per Common Share Results (1): Year ended
Net income per common share diluted	$0.90	$1.65	$1.09
Net income per common share basic	$0.92	$1.70	$1.12

Cash dividends declared	$0.28	$0.24	$0.22
Average shares outstanding	80,847	80,418	79,988
Average shares outstanding diluted	82,771	83,010	81,966
Balance Sheet Data: End of year
Loans and loans held for sale	$12,685,929	$9,697,994	$7,041,056
Allowance for possible loan losses	147,999	141,036	126,378
Investments	6,702,892	5,699,201	5,667,823
Total assets	19,917,651	15,637,045	12,679,042
Deposits	12,463,752	7,912,322	6,771,869
Borrowings	5,750,197	6,300,573	4,634,237
Total common equity	647,741	654,233	523,722
Total equity	1,197,841	1,204,333	1,073,822
Book value per common share	8.01	8.10	6.54
Selected Financial Ratios (In Percent): Year ended
Net interest margin (2)(3)	3.23	3.37	3.21
Net income to average total assets	0.64	1.30	1.15
Net income to average total equity	8.98	15.73	13.31
Net income to average common equity	10.23	23.75	18.21
Average total equity to average total assets	7.09	8.28	8.64
Dividend payout ratio	30.46	14.10	19.66
Efficiency ratio (4)	63.61	39.48	45.89
Common Stock Price: End of year	$12.41	$31.76	$19.78
Offices:
Number of full service branches	68	57	54

1-	Amounts presented were recalculated, when applicable, to retroactively consider the effect of the June 30, 2005 common stock split.

2-	On a tax equivalent basis.

3-	Changes in the fair value of derivatives instruments are excluded from interest income and interest expense for net interest margin calculations.

4-	Other operating expenses to the sum of net interest income and other income.

Table 2. Other Operating Expenses

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)

Salaries and benefits	$102,078	$82,440	$74,488
Occupancy and equipment	47,582	39,430	36,363
Deposit insurance premium	1,248	979	806
Other taxes, insurance and supervisory fees	14,071	11,615	10,329
Professional fees	13,387	4,165	2,992
Servicing and processing fees	6,573	2,727	6,410
Business promotion	18,718	16,349	12,415
Communications	8,642	7,274	6,959
Provision for contingencies	82,750	—	—
Other	20,083	15,501	13,868

Total	$315,132	$180,480	$164,630

Table 3. Financial Condition
Average balance sheet of the Corporation.

December 31,	2005	2004	2003
	(Dollars in thousands)

Assets
Interest-earning assets:
Money market investments	$636,114	$308,962	$455,242
Government obligations	2,493,725	2,061,280	851,140
Mortgage-backed securities	2,738,388	2,729,125	2,256,790
Corporate bonds	48,311	57,462	181,063
FHLB stock	71,588	56,698	40,447
Equity securities	50,784	43,876	34,158

Total investments	6,038,910	5,257,403	3,818,840

Commercial loans	7,171,366	5,079,832	3,688,419
Consumer loans	1,570,468	1,244,386	1,188,730
Residential real estate loans	1,813,506	1,127,525	947,450
Construction loans	710,753	379,356	314,588
Finance leases	243,384	183,924	149,539

Total loans	11,509,477	8,015,023	6,288,726

Total interest-earning assets	17,548,387	13,272,426	10,107,566
Total non-earning assets (1)	452,652	348,712	314,857

Total assets	$18,001,039	$13,621,138	$10,422,423

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing checking accounts	$376,360	$317,634	$259,438
Savings accounts	1,092,938	1,020,228	922,875
Certificates of deposit accounts	8,386,463	5,065,390	4,133,919

Interest bearing deposits	9,855,761	6,403,252	5,316,232
Other borrowed funds	5,001,384	4,235,215	2,964,417
FHLB advances	890,680	1,056,325	633,693

Total interest-bearing liabilities	15,747,825	11,694,792	8,914,342
Total non-interest-bearing liabilities	976,705	799,114	607,557

Total liabilities	16,724,530	12,493,906	9,521,899
Stockholders’ equity:
Preferred stock	550,100	550,100	408,809
Common stockholders’ equity	726,409	577,132	491,715

Stockholders’ equity	1,276,509	1,127,232	900,524

Total liabilities and stockholders’ equity	$18,001,039	$13,621,138	$10,422,423

(1)	Includes the allowance for loan losses and the valuation on investment securities available-for-sale.

Table 4. Loans Receivable
Composition of the loan portfolio including loans held for sale at year-end.

		% of		% of		% of
December 31,	2005	Total	2004	Total	2003	Total
			(Dollars in thousands)
Residential real estate loans	$2,346,945	18%	$1,322,650	14%	$1,023,188	15%

Commercial real estate loans	1,090,193	9%	690,900	7%	683,766	10%
Construction loans	1,137,118	9%	398,453	4%	328,175	5%
Commercial loans	2,421,219	19%	1,871,851	19%	1,623,964	23%
Loans to local financial institutions collateralized by real estate mortgages and pass-through trust certificates	3,676,314	29%	3,841,908	40%	2,061,437	29%

Total commercial	8,324,844	66%	6,803,112	70%	4,697,342	67%
Finance leases	280,571	2%	212,234	2%	159,696	2%
Consumer loans	1,733,569	14%	1,359,998	14%	1,160,829	16%

Total	$12,685,929	100%	$9,697,994	100%	$7,041,055	100%

Table 5. Non-performing Assets

December 31,	2005	2004	2003
	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$54,777	$31,577	$26,327
Commercial, commercial real estate and construction	35,814	32,454	38,304
Finance leases	3,272	2,212	3,181
Consumer	40,459	25,422	17,713

	134,322	91,665	85,525

Other real estate owned	5,019	9,256	4,617
Other repossessed property	9,631	7,291	6,879
Investment securities	—	—	3,750

Total non-performing assets	$148,972	$108,212	$100,771

Past due loans	$27,501	$18,359	$23,493
Non-performing assets to total assets	0.75%	0.69%	0.79%
Non-performing loans to total loans	1.06%	0.95%	1.21%
Allowance for loan losses	$147,999	$141,036	$126,378
Allowance to total non-performing loans	110.18%	153.86%	147.77%
Allowance to total non-performing loans excluding residential real estate loans	186.06%	234.72%	213.48%
Net charge-offs to average loans outstanding during the period	0.39%	0.48%	0.66%

Table 6. Capital Position
The Corporation’s and its banking subsidiary’s regulatory capital positions.

			Regulatory requirement
			For capital		To be
	Actual		adequacy purposes		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
At December 31, 2005
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,454,862	10.72%	$1,086,138	8%	N/A	N/A
FirstBank	$1,419,996	10.89%	$1,042,918	8%	$1,303,648	10%
FirstBank Florida	$53,502	10.97%	$39,030	8%	$48,787	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$1,317,841	9.71%	$543,069	4%	N/A	N/A
FirstBank	$1,284,693	9.85%	$521,459	4%	$782,189	6%
FirstBank Florida	$51,951	10.65%	$19,515	4%	$29,272	6%

Tier I Capital (to Average Assets)
First BanCorp	$1,317,841	6.72%	$784,185	4%	N/A	N/A
FirstBank	$1,284,693	6.78%	$758,109	4%	$947,637	5%
FirstBank Florida	$51,951	7.99%	$19,511	4%	$32,519	5%

At December 31, 2004
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,479,342	12.83%	$922,605	8%	N/A	N/A
FirstBank	$1,211,491	10.60%	$914,708	8%	$1,143,385	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$1,339,943	11.62%	$461,303	4%	N/A	N/A
FirstBank	$1,079,355	9.44%	$457,354	4%	$686,031	6%

Tier I Capital (to Average Assets)
First BanCorp	$1,339,943	9.26%	$578,892	4%	N/A	N/A
FirstBank	$1,079,355	7.51%	$575,167	4%	$718,959	5%